[SBC LOGO]                                                          EXHIBIT 10.1

                 FIRST AMENDMENT TO SENT PAID SERVICES AGREEMENT
         FROM SBC PAY PHONES BETWEEN SBC SERVICES, INC. AND PHONE1, INC.

         THIS FIRST AMENDMENT dated this 31st day of March 2003 ("Amendment Effective Date"), is by and between Phone1, Inc., with offices at 100 N. Biscayne Blvd., 25th Floor, Miami, Florida, 33132 ("Phone1") and SBC Services, Inc., as agent for one or more of the following, depending upon the state(s) in which service is provided hereunder for pay phone services: Pacific Bell Telephone Company, a California corporation, d/b/a SBC California; Nevada Bell Telephone Company, a Nevada corporation, d/b/a SBC Nevada; Southwestern Bell Telephone, L.P., a limited partnership under the laws of the state of Texas, providing pay phone service in the states of Texas, Missouri, Kansas, Arkansas, and Oklahoma, d/b/a SBC Southwest; Illinois Bell Telephone Company, an Illinois corporation, d/b/a SBC Illinois; Indiana Bell Telephone Company, Incorporated, an Indiana corporation, d/b/a SBC Indiana; Michigan Bell Telephone Company, a Michigan corporation, d/b/a SBC Michigan; The Ohio Bell Telephone Company, an Ohio corporation, d/b/a SBC Ohio; Wisconsin Bell, Inc., a Wisconsin corporation, d/b/a SBC Wisconsin; SNET America, Inc., a Connecticut corporation, and, where the state in which pay telephones pursuant to this Agreement are located is other than one of the foregoing, Ameritech Payphone Services, Inc., a Delaware corporation, with offices at 105 Auditorium Circle, Room 12-A-60, San Antonio, Texas 78205.

         WHEREAS, on December 10, 2002, Phone1 and SBC executed a Sent Paid Services Agreement From SBC Pay Phones with an Effective Date of December 10th 2002, with an initial term of three (3) years (the "Agreement"), and expiring pursuant to the terms set forth in Section 2 of the Agreement; and

         WHEREAS, the parties desire to amend the Agreement at this time in the manner set forth herein.

         NOW THEREFORE, in consideration of the mutual obligations set forth herein, Phone1 and SBC agree as follows:

         1. Phone1 shall provide, at their sole cost and expense, a number of smart-set chassis ("Smart-Set Chassis"), the number of which to be determined by SBC, but not to exceed fifty thousand (50,000). For the purposes of this Amendment, Smart-Set Chassis shall mean one or more microprocessors that can be installed within the housing of a pay telephone in order to enhance calling and communication features, and allows for a pay phone to communicate with the Phone1 platform. The manufacturer of the Smart-Set Chassis shall be determined by SBC. The Smart-Set Chassis shall be installed by SBC, at SBC's expense, at specific locations, which in SBC's sole determination offer the highest usage potential for the Phone1 Services ("High-End Locations"). SBC

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shall use reasonable best efforts to install the Smart-Set Chassis within 60 days of receipt by SBC, with shipping schedule determined by SBC.

         2. The term of the Agreement, as it applies to each of the Smart-Set Chassis at the High-End Locations only, shall continue for a period of time equal to thirty-six (36) months, commencing upon the installation of each smart set chassis.. At the conclusion of the of the aforementioned 36 month period, the commission plan for each of the phones covered by this Amendment will then convert to the commission terms as set forth in Section 6 of the Agreement. [*] It is understood and agreed to by both Parties that the Smart-Set Chassis' covered by this Amendment (up to fifty thousand (50,000)) are to be included in, and not in addition to, the two-hundred thousand (200,000) public pay telephone stations referenced in Section 4.A.

         3. The monthly commissions to be paid by Phone1 to SBC for calls placed on the Smart-Set Chassis' installed at the High-End Locations and subject to this First Amendment shall be calculated per pay phone based on the following criteria:

                Gross Revenue                       Commission Owed
                -------------                       ---------------

         Up to and including Break Point                  [*]

          Break Point - 2x Break Point     [*] (of original commission schedule)

              Over 2x Break Point          [*] (Of original commission schedule)

The Break Point shall be defined as the average cost to Phone1 per Smart-Set Chassis', less [*], divided by thirty-six (36). For the sake of example only, and not representative of actual costs; assuming average costs to develop Smart-Set Chassis = [*]. Break Point would equal [*]. Based on this example, any phone earning up to and including [*] in any given month, commission owed to SBC will be [*]. For revenue between [*] and [*], commissions owed to SBC would be [*] of the amount to which SBC is entitled under Section 6 of the Agreement. Any revenue over [*] would result in a commission payment to SBC equal to [*] of the amount to which SBC is entitled under Section 6 of the Agreement.

         4. Phone1 shall not vary its pricing for domestic and international calls on the basis of the technology selected, procured and utilized for the Smart-Set Chassis'.

         5. SBC shall have the right to relocate such Smart-Set Chassis to an alternate High-End Location based on total revenue performance of the set (All Revenue Streams).

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*        CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE
         SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2.

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         6. If domestic and international long distance Gross Receipts falls below one hundred and fifty percent (150%) of Break Point for three months consecutively, both parties agree to promptly meet to negotiate arrangements to remedy the situation.

         7. All other terms and conditions of the Agreement shall remain unchanged.

         IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed by their duly authorized representatives.


SBC SERVICES, INC., AS AGENT FOR
    THE COMPANIES LISTED ABOVE                             PHONE1, INC.

By: /s/ Randall L. Feger                          By: /s/ Dario Echeverry
    ----------------------------------                --------------------------
Name:  Randall L. Feger                           Name:  Dario Echeverry
Title: President Public Communications            Title: Chief Executive Officer
Date:  April 1, 2003                              Date:  April 1, 2003

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